Exhibit 4.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify

FIRST: That at a meeting of the Board of Directors of
ATLIS MOTOR VEHICLES INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

Article Fourth: The total number of common shares which the corporation shall have the authority to issue is 17,857,143 shares and the par value of each of such shares is $0.29.

SECOND- That thereafter, pursuant. to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD- That said amendment was duly adopted in accordance with the. provisions of Section 242 of the General Corporation Law of the State of Delaware,

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this    29        day of December, 2017.

By:	/s/ Mark Hanchett
Authorized Officer
Title:	President

Name:	Mark Hanchett
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